Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4, of our report dated December 18, 2009, relating to our audit of the consolidated statement of financial condition of First Keystone Financial, Inc. as of September 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in the Proxy Statement/Prospectus and to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ S.R. Snodgrass A.C.

Wexford, Pennsylvania

December 18, 2009